Exhibit 4.4 - Aviva Executive Share Option Plan

AVIVA plc

RULES
of the AVIVA
Executive Share Option Plan

(Adopted by the Board of Directors
of the Company on 19 February 2001,
approved by an Ordinary Resolution
of the Company on 24 April 2001,
amended by a Committee of the
Board of Directors of the Company
on 19 February 2002, further amended
by a Committee of the Board of Directors
of the Company on 31 July 2002, further
amended by a Committee of the Board of
Directors of the Company on 30 July 2003 and
further amended by a Committee of the Board of
Directors of the Company on 8 August 2007)

ERNST & YOUNG
Rolls House
7 Rolls Buildings
Fetter Lane
LONDON, EC4A 1NH
Tel: 020-7951-2000

AVIVA EXOP Rules - Rules & Appendix - Current.doc

AVIVA plc

EXECUTIVE SHARE OPTION PLAN

INDEX

Rule Heading	Rule Number

Interpretation	2

Committee may Grant Options	6

Restrictions on the Granting of Options	6

Conditions Attaching to Options	7

Grant of Options	8

Exercise of Options	10

Lapse of Options	11

Cessation of Employment before Exercise	12

Change in Control and Liquidation	13

Adjustment of Options	15

Administration	15

General	16

Amendments to These Rules	17

APPENDIX: Performance Condition	18

RULES

of the

AVIVA EXECUTIVE SHARE OPTION PLAN

1.	INTERPRETATION

1.1	In these Rules the following expressions have the following meanings unless inconsistent with the context:

Expression	Meaning
"Allocate"	In relation to any share option scheme, placing unissued Shares under option and in relation to other types of employee share schemes, the issue and allotment of Shares
"the Auditors"	The auditors for the time being of the Company
"the Board"	The board of directors for the time being of the Company or the directors present at a duly convened meeting of the directors or a duly appointed committee thereof at which a quorum is present
"the Combined Code”

The principles of good governance and code of best practice prepared by the Committee on Corporate Governance, chaired by Sir Ronald Hampel, published in June 1998 and appended to, but not forming part of, the Listing Rules (as amended from time to time)

"the Committee'	The remuneration committee of the Board from time to time or a duly appointed subcommittee thereof at which a quorum is present
"the Company"	AVF/A pic (registered number 2468686)
"Control"	The meaning given to that expression by Section 840 of the Income and Corporation Taxes Act 1988 (and "Controlled" shall be construed accordingly)
"Date of Adoption"	The date upon which the Plan is approved by an ordinary resolution of the Company in general meeting
"Date of Grant"	The date upon which an Option is granted by the Committee pursuant to Rule 5.3

"Dealing Day"	A day on which the London Stock Exchange is open for the transaction of business
"Eligible Employee"
Any person who is an employee or executive director of any company which is at the relevant date a member of the Group and who is required to devote the whole or substantially the whole of his working time to the business of the Group

"Exercise Price"
The price at which each Share subject to an Option may be acquired on the exercise of that Option, being (subject to Rule 10):

(i)    not less than the Market Value of a Share immediately preceding the Date of Grant; and

(ii)    if the Shares are to be subscribed, not less than the nominal value of a Share

'Financial Year"	A financial year of the Company within the meaning of section 742 of the Companies Act 1985
"the Group"	The Company and all of the Subsidiaries for the time being or where the context so requires any one or more of them (and "Group Company" shall be construed accordingly)
"Issue or Reorganisation”
Any capitalisation issue or rights issue or rights offer or any other variation in the share capital of the Company including (without limitation) any consolidation, subdivision or reduction of capital of the Company or any other event affecting the share capital of the Company or on a demerger of the Company

“the London Stock Exchange"	The London Stock Exchange plc or its successor

“Market Value"
In respect of a Share comprised in an Option:

(i)            if the Shares are for the time being admitted to the Official List of the UK Listing Authority - the average of the middle market quotations for a Share derived from the Official List of the UK Listing Authority for any three consecutive Dealing Days in the thirty day period immediately preceding the Date of Grant of such Option; or

(ii)           if the Shares are not for the time being admitted to the Official List of the UK Listing Authority - the value of a Share over which such Option is granted as determined by the Committee in its absolute discretion as at the Date of Grant having regard to the provisions of Part VITJ of the Taxation of Chargeable Gains Act 1992

"the Model Code"
The Model Code on Directors' Dealings in Securities as set out in the appendix to Chapter 16 of The Listing Rules (as amended from time to time) or any other agreement, arrangement, condition or contract adopted or entered into by the Company as contains provisions similar in purpose and effect (as the case may be)

"Option"	A right to acquire Shares granted subject to the Rules of the Plan
"Option Certificate''	A certificate provided to a Participant pursuant to Rule 5.3
"Option Period"	The period starting on the Date of Grant of an Option and ending at the end of the day before the tenth anniversary of the Date of Grant
"Participant"	A person who has been granted an Option and where the context so requires the legal personal representative(s) of such person (and "Participants" shall be construed accordingly)

"Performance Condition"
In relation to the first Option granted under the Plan the performance conditions set out in the Appendix to these Rules and in relation to all subsequent Options the performance condition (or performance conditions) set out in the Appendix to the Rules, as determined by the Committee in its absolute discretion pursuant to Rules 4.2 and 4.3

"Performance Period"
In relation to an Option, and subject as otherwise provided in these Rules and the Appendix, such period as the Board may determine at the Date of Grant, and in the absence of any such determination, a period of three consecutive Financial Years commencing with the Financial Year in which the Date of Grant of such Option occurs

“Permitted Grant Period”
Any of the following:

(i)           the period of 42 days commencing on the Date of Adoption;

(ii)          the period of 42 days commencing on the date of the announcement of the results of the Company for any financial period;

(iii)         the period of 42 days commencing on the date on which the Model Code or any statute or any regulation or order made there under or any governmental directive effective for the time being to prevent the grant of Options shall cease to have effect; or

(iv)         any other time fixed by the Committee where in the absolute discretion of the Committee circumstances are considered to be exceptional so as to justify the grant of an Option

“the Plan”
The AVIVA Executive Share Option Plan established by the adoption of these Rules as an employees' share scheme (within the meaning of Section 743 of the Companies Act 1985) and as from time to time amended in accordance with the provisions hereof

“Retirement”	Retirement by agreement with his employer.

“Rules”	These rules as from time to time amended
“Shares”	Fully paid ordinary shares in the capital of the Company
“Subsidiary”	Any company which is for the time being both: (i) Controlled by the Company; and (ii) a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985
“Trustee”	The trustee or trustees for the time being of the AVIVA Share Trust or any other employee benefit trust established by the Company
“UK Listing Authority”
The Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, including where the context so permits any committee, employee, officer or servant to whom any function of the UK Listing Authority may for the time being be delegated

“Vest”	In relation to an Option, the crystallisation of a Participant’s right to exercise such Option (and “Vesting” shall be construed accordingly)
“Vesting Date”	In relation to any Option the date on which such Option Vests pursuant to Rules 6.1, 8 or 9

1.2
References to statutory provisions shall, where the context, so admits, or requires, be construed as including references to the corresponding provisions of any earlier statute (whether repealed or not) directly or indirectly amended, consolidated, extended or replaced by such provisions, or re-enacted in such provisions, and of any subsequent statute in force at any relevant time directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.3	Any reference to a Rule is a reference to one of these Rules.

1.4	Where the context so admits the singular includes the plural and each gender includes the other gender.

2.	COMMITTEE MAY GRANT OPTIONS

The Committee is empowered with effect from the Date of Adoption to grant Options to Eligible Employees in accordance with these Rules.

3.	RESTRICTIONS ON THE GRANTING OF OPTIONS

3.1	The Committee shall not grant an Option to any Eligible Employee except during a Permitted Grant Period.

3.2	No Option shall be granted to an Eligible Employee who is on the relevant Date of Grant expected by the Committee to retire within six months of such date.1

3.3	No Option shall in any circumstances be granted more than five years after the Date of Adoption.

3.4
In any Financial Year any Option granted to an Eligible Employee shall be limited and take effect so that immediately after the grant of such Option the aggregate Market Value of the Shares comprised in such Option when added to the aggregate Market Value of Shares comprised in any other Options granted to the Participant in that Financial Year shall not exceed such amount as is equal to two times the annual basic salary (excluding bonuses and benefits in kind) of the relevant Eligible Employee payable by the Group on the relevant Date of Grant (or, where the Eligible Employee is paid the majority or all of his remuneration in a currency other than sterling, the sterling equivalent thereof)

3.5	For the purposes of Rule 3.4 the aggregate Market Value of Shares shall be calculated as at the Date of Grant of the relevant Option as determined by the Committee pursuant to Rule 5.

3.6
The maximum number of Shares which may on any day be Allocated under this Plan, when added to the number of Shares which have been Allocated in the preceding ten years under any other employees’ share scheme adopted by the Company, shall not exceed ten per cent (10%) of the Company’s issued ordinary share capital immediately prior to that day.

3.7
The maximum number of Shares which may on any day be Allocated under this Plan, when added to the number of Shares which have been Allocated in the preceding ten years under any other discretionary employees’ share scheme adopted by the Company, shall not exceed five per cent (5%) of the Company’s issued ordinary share capital immediately prior to that day.

3.8	For the purpose of calculating the limits contained in Rules 3.6 and 3.7, any Shares comprised in an Option or other right that has lapsed or been released will be disregarded.

3.9	No Option shall be granted to an Eligible Employee at a time when such grant to such Eligible Employee would be in breach of the Model Code.

1           This rule 3.2 is void under the Employment Equality (Age) Regulations 2006 and will not be applied.

4.	CONDITIONS ATTACHING TO OPTIONS

4.1	Each and every Option shall be granted on terms that:

4.1.1	subject as provided in Rule 8, the Vesting of the Option is dependent upon the relevant Participant being an Eligible Employee from the Date of Grant of such Option until the Vesting Date; and

4.1.2	subject as provided in Rules 8 and 9, the Vesting of the Option is dependent upon the satisfaction of the Performance Condition.

4.2
Any Performance Condition and the determination of the start and end of any Performance Period shall relate to the performance of the Company or any other member of the Group or the relevant Participant (as the case may be) judged according to such objective criteria as the Committee shall from time to time determine having due regard to:

4.2.1	the Combined Code;

4.2.2	guidelines or statements of principles published from time to time by the Association of British Insurers relating to best practice on share incentive schemes; and

4.2.3	such other guidance issued by or on behalf of the London Stock Exchange or institutional shareholders.

4.3	If in relation to an Option:

4.3.1
there occurs any event or events which causes the Committee to consider that an amended Performance Condition would be a fairer measure of the performance of the Group, the Company, any Group Company or the relevant Participant (as the case may be); or

4.3.2
that an amended Performance Condition would provide a more effective incentive to the relevant Participant the Committee may amend the Performance Condition in such manner as it in its absolute discretion determines PROVIDED THAT the amended Performance Condition, in the opinion of the Committee, is neither materially easier nor more difficult to achieve than the original Performance Condition as envisaged by the Committee at the Date of Grant of the relevant Option. Any such amendment shall be binding on the relevant Participant. The Committee shall within 30 days of amending the Performance Condition give the Participant details of the amended Performance Condition.

5.	GRANT OF OPTIONS

5.1	During any Permitted Grant Period and subject to Rule 3, the Committee may, if, in its absolute discretion, it so decides, grant Options to Eligible Employees.

5.2	Subject as otherwise provided in these Rules, the Committee shall have an absolute discretion in determining (inter alia):

5.2.1	the Eligible Employees to be granted Options;

5.2.2	the number of Shares to be comprised in each Option;

5.2.3	the aggregate Market Value of the Shares comprised in each Option.

5.3
Options shall be granted by a resolution of the Committee and, as soon as reasonably practicable after the passing of such resolution, the Committee shall provide each Participant with an Option Certificate which shall be in such form as the Committee may from time to time determine, specifying (inter alia) the following:

5.3.1	the Date of Grant;

5.3.2	the number of Shares over which the Option is granted;

5.3.3	the Exercise Price;

5.3.4	the terms of the Performance Condition; and

5.3.5	the Performance Period.

5.4
In the event of any Participant losing his Option Certificate (or otherwise failing to provide evidence to the satisfaction of the Committee of the grant of an Option), the Company shall, as soon as reasonably practicable after receipt of notice of such loss or failure together, if it so requires, with an indemnity from the Participant in respect of any liability of the Company arising as a consequence of such loss or failure (in such form as the Committee may request), provide the Participant with a duplicate of such Option Certificate and any reference in these Rules to an Option Certificate shall include a reference to such a duplicate.

5.5
Any Participant to whom an Option is granted may, by notice to the Company (in such form as the Committee may request) given within 30 days after the Date of Grant, renounce in whole or in part his Option. In such a case, the Option shall be treated, for all purposes of the Plan, as never having been granted. No consideration shall be payable by the Company for any such renunciation.

5.6
Subject to the rights of a deceased Participant's legal personal representative(s) to exercise an Option in accordance with Rule 8.2, free from any restrictions, an Option shall be personal to the Participant to whom it is granted and shall not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered and any purported assignment, charge, disposal or dealing with the rights and/or interests of the Participant under the Plan shall render the Option void.

5.7
The Committee may determine that any Option shall be subject to such additional and/or modified terms and conditions relating to its grant or exercise as may be necessary to comply with or take account of any securities, exchange control or tax laws, regulations or changes in legislation or practice of any territory which may have application to the relevant Eligible Employee, Participant or Group Company.

5.8	In exercising its discretion under Rule 5.7, the Committee may:

5.8.1
require a Participant to make such declarations or take such other action (if any) as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to him at the Date of Grant or on the exercise of his Option; and

5.8.2
adopt any supplemental rules or procedures governing the grant and/or exercise of the Option as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to an Eligible Employee or Participant including (without prejudice to the generality of the foregoing) taking such steps as may be necessary so as to ensure that any withholding tax or social security or similar payments required to be paid or administered by the Company or Group Company (as the case may be) in connection with such Option is paid or administered in accordance with the laws or rules applicable.

5.9	Overseas Participants

5.9.1
Irrespective of any other provision of the Plan the Committee may amend the Plan and the terms of Options as it considers necessary or desirable to take account of, or to mitigate or comply with, relevant overseas tax, securities or exchange control laws but the terms of such Options must not overall be more favourable than the terms of Options granted to other Eligible Employees.

5.9.2
Without prejudice to the generality of Rule 5.9.1, should relevant overseas tax, securities or exchange control laws not readily or easily permit the use of Shares in a particular jurisdiction, the Committee may amend the Plan so as to enable Options granted under it to be satisfied in cash provided that the terms of such Options must not overall be more favourable than the terms of Options granted to other Eligible Employees.

6.	EXERCISE OF OPTIONS

6.1
In relation to an Option, as soon as reasonably practicable after the expiry of the Performance Period, the Committee, acting fairly and reasonably in the interests of the Participant, shall determine whether the Performance Condition has been satisfied and, if such Performance Condition has been satisfied, the Option shall Vest (but only to the extent the terms of the Performance Condition so dictate):

6.1.1	on (or as soon as reasonably practicable after) the third anniversary of the Date of Grant of such Option; or

6.1.2	in the event that the provisions of Rule 9 apply, on (or as soon as reasonably practicable after) such determination.

6.2
When an Option Vests, the Committee shall notify the Participant that his Option is exercisable (to the extent the terms of the Performance Condition so dictate) and the Participant shall then be entitled to exercise his Option in accordance with Rule 6.3.

6.3
An Option may be exercised in whole or in part by the Participant sending a notice to the Committee. The notice shall be given in such form or manner not inconsistent with these Rules as the Committee may determine and be accompanied by correct payment in full in cleared funds of the Exercise Price for the number of Shares being acquired, Such notice shall be effective on the date of its receipt by the Committee and such date will constitute the date of exercise of the Option.

6.4
Following the exercise of an Option in accordance with Rule 6.3 the Committee shall, subject to Rules 6.5, 6.7, 6.10 and 7 to 9 inclusive, procure that the relevant Shares are issued and/or transferred to the Participant or a nominee on behalf of the Participant within 30 days of the receipt of the relevant notice of exercise.

6.5	Taxation and Social Security

6.5.1
Any liability (other than stamp duty) of a Participant to taxation or national insurance contributions (or overseas equivalent) in respect of an Option shall be for the account of the relevant Participant.

6.5.2
The exercise of an Option shall be conditional on the Participant complying with arrangements specified by the Company for the payment of taxation (including without limitation the deduction of tax at source) and/or national insurance contributions (or overseas equivalent).

6.5.3
The Company may at its discretion make arrangements for the sale of some of the Shares comprised in the Option to satisfy such tax liability and/or liability to national insurance contributions (or overseas equivalent).

6.5.4
Each Participant indemnifies the Company and every other member of the Group and the Trustee against any tax claim of whatever nature or any other liability or obligation incurred by the Company or any member of the Group or the Trustee which relates to the liability of a Participant in the Plan to taxation or national insurance contributions (excluding for the avoidance of doubt any liability to employer's national insurance contributions (or overseas equivalent)).

6.6
Any determination by the Committee pursuant to Rule 6.1 shall be final and binding on the relevant Participant who shall have no claim of any nature (whether in law or in equity or otherwise) against the Company, any member of the Group or the Trustee in respect of such determination.

6.7
The issue and/or transfer of all Shares (and the issue of a definitive share certificate or such other acknowledgement of shareholding as may be prescribed by the Committee from time to time) will be subject (if applicable) to such Shares being admitted to the Official List of the UK Listing Authority and to all (if any) necessary consents of H.M. Treasury or other authorities under enactments or regulations for the time being in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

6.8	Rights

6.8.1
Shares issued to a Participant or a nominee on behalf of the Participant (as the case may be) on exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

6.8.2
Shares transferred to a Participant or a nominee on behalf of the Participant (as the case may be) on exercise of an Option shall be transferred without the benefit of any rights attaching to such Shares by reference to a record date preceding the date of transfer.

6.8.3	Subject to Rule 6.5, Shares will be transferred and/or issued to each Participant or a nominee on behalf of the Participant (as the case may be) free from any liens, charges or encumbrances.

6.9
The Company shall ensure that it has made arrangements (with the Trustee or otherwise) to procure the issue and/or transfer of sufficient issued Shares to satisfy in full all Shares which are to be issued and/or transferred to a Participant or a nominee on behalf of the Participant (as the case may be). The Company shall pay or procure that the Trustee pays the stamp duty (if any) on the transfer of Shares to a Participant.

6.10
If the issue and/or transfer of Shares to a Participant or a nominee on behalf of the Participant (as the case may be) could be in contravention of the Model Code or any securities, tax or other kws of any territory which may be applicable to a Group Company, Eligible Employee or Participant such issue and/or transfer shall be deferred until such time when such issue and/or transfer would not be in contravention of the Model Code or any securities, tax or other laws of any territory which may be applicable to a Group Company, Eligible Employee or Participant and the relevant Shares shall be issued and/or transferred to the Participant or a nominee on behalf of the Participant (as the case may be) as soon as reasonably practicable following the first date on which the issue and/or transfer would not be in such contravention.

7.	LAPSE OF OPTIONS

An Option shall lapse upon the earliest of:

7.1	the Participant ceasing to be an Eligible Employee otherwise than where an Option may be retained pursuant to Rule 8;

7.2	subject as provided in Rules 9.3 or 9.4, the commencement of the winding-up of the Company;

7.3	a bankruptcy order (or overseas equivalent) being made in respect of the Participant;

7.4	on the expiry of the Option Period;

7.5	the expiry of any of the periods referred to in Rules 8 and/or 9; and

7.6	subject as provided in the Appendix, following the determination of the Committee pursuant to Rule 6.1 that the Performance Condition has not been satisfied, the date of such determination.

8.	CESSATION OF EMPLOYMENT BEFORE EXERCISE

8.1	If a Participant ceases to be an Eligible Employee by reason of:

8.1.1	injury or disability (evidenced to the satisfaction of the Committee);

8.1.2	redundancy (within the meaning of the Employment Rights Act 1996 or equivalent local legislation);

8.1.3	Retirement;

8.1.4
the company by which he is for the time being employed ceasing to be Controlled by the Company or a sale by such company of its assets and undertaking in circumstances to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 (or its overseas equivalent) apply to transfer his employment to a purchaser from such company; or

8.1.5	any other reason as determined by the Committee in its absolute discretion then:

(i)
subject to Rule 8.2, in the case of a Participant ceasing to be an Eligible Employee before his Option Vests, his Option shall not lapse by reason of such cessation but shall Vest in accordance with the provisions of Rule 6 after the expiry of the Performance Period as if there had been no cessation of employment before the expiry of the Performance Period. The Option will remain exercisable for a period of 6 months from Vesting. To the extent the Option is not exercised, it will lapse at the end of the period;

(ii)
in the case of a Participant ceasing to be an Eligible Employee after his Option Vests, his Option shall not lapse by reason of such cessation but will remain exercisable for a period of 6 months from the date of cessation of employment. To the extent the Option is not exercised, it will lapse at the end of the period.

8.2	Where:

8.2.1	a Participant ceases to be an Eligible Employee before the Vesting of his Option circumstance where Rule 8.1.3 applies; and

8.2.2
the Date of Grant of such Option was within two years of the date on which the Participant was expected by the Committee to retire the number of Shares under Option to Vest (if any) shall be reduced in accordance with the provisions of Rule 8.3.

8.3	In determining the number of Shares under Option to Vest when Rule 8.2 applies, the Committee shall apply the following formula:

X   =   A   x   C
___

B

Where:

X =	the number of Shares under Option (if any) to Vest rounded down to the nearest whole number

A =	the number of days between the first day of the Performance Period and the day on which the Participant ceases to be an Eligible Employee (both days inclusive)

B =	the number of days in the Performance Period

C =	the number of Shares under Option that would have Vested had such Participant not ceased to be an Eligible Employee.2

2	These rules 8.2 and 8.3 are void under the Employment Equality (Age) Regulations 2006 and will not be applied.

8.4
If a Participant dies before his Option has become exercisable, his Option may be exercised by his legal personal representative(s) within twelve months of the date of death. To the extent that any Option exercisable under this Rule 8.4 is not so exercised, it will lapse at the end of the period.

9.	CHANGE IN CONTROL AND LIQUIDATION

9.1	General Offer

9.1.1
If a general offer is made to acquire the whole or part of the issued ordinary share capital of the Company (or such part thereof as is not then owned by the offeror or any company Controlled by the offeror and/or any persons acting in concert with the offeror) as a result of which the offeror (or any such companies and/or persons as aforesaid) gains Control of the Company then subject to Rule 9.6 the relevant Performance Period relating to any Option will end on the date on which Control of the Company passes and the provisions of Rule 6 relating to the exercise of Options will apply.

9.1.2	Options will lapse at the end of the period of 6 months following such date.

9.2	Sections 428 to 430F Companies Act 1985

9.2.1
If a person becomes bound or entitled to acquire Shares under Sections 428 to 430F inclusive of the Companies Act 1985, then subject to Rule 9.6 the relevant Performance Period relating to any Option will end on the date on which such person becomes so bound or entitled and the provisions of Rule 6 relating to the exercise of Options will apply.

9.2.2	Options will lapse when that person ceases to be so bound or entitled.

9.2.3	If more than one period is relevant, Options will lapse at the end of the later period.

9.3	Section 425 Companies Act 1985

9.3.1
If the Court sanctions a compromise or arrangement under Section 425 of the Companies Act 1985 proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies then subject to Rule 9.6 the relevant Performance Period relating to any Option will end on the date on which the compromise or arrangement is sanctioned by the Court and the provisions of Rule 6 relating to the exercise of Options will apply.

9.3.2	Options will lapse at the end of the period of 6 months following such date.

9.3.3	Notwithstanding the provisions of Rule 9.3.1:

●	if the Shares have ceased to be listed on the London Stock Exchange at the date an Option may be exercised, the Option may be satisfied in such manner as the Committee thinks fit; and

●
Options shall not without the consent of the Committee be exercisable under this Rule 9.3 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

9.4	Voluntary Winding Up

9.4.1
In the event of a resolution being passed by the Company for the voluntary winding up of the Company (except for the purposes of a reconstruction or amalgamation sanctioned by the Court under Section 425 of the Companies Act 1985), then subject to Rule 9.6 the relevant Performance Period relating to any Option will end on the date such resolution is passed and the provisions of Rule 6 relating to the exercise of Options will apply.

9.4.2	Options will lapse at the end of the period of 6 months following such date.

9.5	Demerger etc.

9.5.1
In the event of the Committee becoming aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the Committee, would affect the current or future value of any Option, then subject to Rule 9.6 the relevant Performance Period relating to any Option will end on a date determined by the Committee and the provisions of Rule 6 relating to the exercise of Options will apply.

9.5.2	The Committee will specify whether and when such Options will lapse following such events.

9.6
If any of the events described in Rules 9.1 to 9.5 inclusive happen, the Committee in its discretion may require, within the time periods referred to in Rules 9.1 to 9.5 inclusive, any Participant to relinquish his rights under his Option ("the Old Option") in consideration of the grant to him of a new option over shares in a different company ("the Replacement Option") PROVIDED THAT

9.6.1
immediately prior to the Participant relinquishing his rights under the Old Option, the total Market Value of the Shares comprised in the Old Option is broadly equivalent to the total Market Value of the Shares comprised in the Replacement Option;

9.6.2	the terms of the Replacement Option are, in so far as practicable, broadly equivalent to the terms of the Old Option; and

9.6.3
any new or varied performance condition applying to the Replacement Option is, in the opinion of the Committee, neither materially easier nor more difficult to achieve than the original Performance Condition applying to the Old Option.

9.7	For the purposes of these Rules and the Appendix any reference to the Performance Period shall be to such period as shortened (if applicable) pursuant to this Rule 9.

10.	ADJUSTMENT OF OPTIONS

10.1
Subject to Rule 10.2, upon the occurrence of an Issue or Reorganisation the Exercise Price and the number and/or nominal value of Shares comprised in each Option may be adjusted in such manner as the Committee (with the written concurrence of the Auditors (acting as experts and not as arbitrators) that in their opinion the adjustments proposed are fair and reasonable) may deem appropriate.

10.2
The Exercise Price of an Option to acquire existing Shares may be adjusted to a price per Share less than nominal value. The Exercise Price of an Option to subscribe for Shares may only be adjusted to a price per Share less than nominal value if the Board resolves to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Exercise Price payable in respect of the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment.

10.3	Notice of any adjustments made pursuant to Rule 10.1 may be given to the Participants by the Committee.

11.         ADMINISTRATION

11.1	The Committee shall have power from time to time to make and vary such regulations (not being inconsistent with these Rules) for the implementation and administration of the Plan as it thinks fit.

11.2
Any notice given by an Eligible Employee or a Participant to the Company in pursuance of the Plan must be given in writing and signed by the Eligible Employee or Participant as the case may be and shall be acted upon by the Company as soon as reasonably practicable after receipt provided that the Company may in its absolute discretion act on instructions given or purporting to be given by telex message, facsimile, telecopier transmission and/or any other electronic communication and shall not be responsible for any loss whatsoever occasioned by so acting. Any such notice shall be properly given if sent by post (airmail if overseas) or delivered to the Company at its registered office.

11.3	Any notification or other notice which the Company is required to give or may desire to give to any Participant in pursuance of the Plan shall be sufficiently given:

11.3.1	if he is a director or employee of any Group Company by delivering it to him at his place of work;

11.3.2	if sent through the post in a prepaid envelope addressed to such Participant at his address last known to the Company; or

11.3.3	if he is a director or employee of any Group Company by sending a facsimile transmission or any other electronic communication to a correct facsimile or electronic communication number or address.

11.4
Any notice sent by post (airmail if overseas) shall be deemed to be properly served 72 hours after an envelope containing such notice and properly addressed has been posted by first class post (or if sent airmail from or to overseas on the fifth day following the day of posting). Any notice sent by facsimile or any other electronic communication shall be deemed to be properly served at the time of transmission.

12.         GENERAL

12.1
The decision of the Committee in any dispute or question concerning the construction or effect of the Plan or any other questions arising in connection with the Plan shall be final and conclusive subject to the concurrence of the Auditors whenever required under these Rules.

12.2
The Board may at any time resolve to terminate the Plan in which event no further Options shall be granted but the provisions of the Plan shall continue in full force and effect in relation to Options then subsisting.

12.3	Notwithstanding any other provision of these Rules:

12.3.1
the Plan shall not form any part of any contract of employment between the Trustee, the Company or any Subsidiary and any employees of any of those companies, and it shall not confer on any such employees any legal or equitable rights against the Trustee, the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Trustee, the Company or any Subsidiary;

12.3.2	the benefits to Eligible Employees or Participants under the Plan shall not form any part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes;

12.3.3
in no circumstances shall any Eligible Employee or Participant on ceasing to hold the office or employment by virtue of which he is or may be eligible to participate in the Plan (whether or not upon breach of the Eligible Employee's or Participant's contract of employment by his employer) be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

12.4	The exercise of Options will be satisfied by the transfer of existing Shares and/or the issue of new Shares by the Company.

12.5	These Rules shall be governed by and construed in all respects in accordance with English law.

13.	AMENDMENTS TO THESE RULES

13.1	Subject as provided in the rest of this Rule 13, these Rules may be amended by resolution of the Board from time to time in any manner.

13.2	Subject as provided in Rule13.3, no amendments shall be made to:

13.2.1	the class of Eligible Employees;

13.2.2	the limits on the number of Shares which are subject to the Plan;

13.2.3	the maximum entitlement of any Participant;

13.2.4	the terms upon which Shares may be transferred to a Participant under an Option;

13.2.5	the adjustment of Options in the event of an Issue or Reorganisation; and

13.2.6	this Rule 13 which are to the advantage of Participants (present or future) without the previous sanction of the Company in general meeting.

13.3	The Board may make any minor amendments without the approval of the Company in general meeting to:

13.3.1	benefit the administration of the Plan; or

13.3.2	comply with or take account of a change in legislation; or

13.3.3	obtain or maintain favourable tax, exchange control or regulatory treatment of any Participant or Group Company.

13.4	No amendment shall be made which is to the disadvantage of, or places an obligation on, the Trustee without the prior written consent of the Trustee to such amendments.

  APPENDIX

Performance Conditions - August 2003

Pursuant to Rule 4.1 of the Rules, the Committee may grant an Option on the basis that its exercisability is dependent upon the satisfaction of a Performance Condition. Set out below are the Performance Conditions which shall apply to Options granted under the Plan in August 2003. Words and expressions defined in the Rules shall have the same meaning herein unless the contrary intention appears.

1.	RETURN ON CAPITAL EMPLOYED

1.1
The extent to which the first 30% of an Option shall become exercisable shall be determined by reference to the Return on Capital Employed of the Company, in real terms, over the Performance Period as calculated in accordance with the following table:

Percentage Return on Capital Employed over Performance Period	Percentage of Shares comprised in Option which become exercisable
Less than 24%	0%
24%	10%
Between 24% and 30%	Pro rata between 10% and 30% on a straight line basis
Greater than 30%	30%

1.2
For the purpose of the this Appendix, the "Return on Capita] Employed" for a period is the normalised rate of return on equity capital earned in that period in excess of inflation calculated on such basis as the Committee, acting reasonably, may specify from time to time provided that:

1.2.1
the Committee shall request an independent opinion from a firm of professional advisers which is, in the Committee's opinion, qualified to give an opinion that the calculations of Return on Capital Employed have been carried out appropriately (such firm acting as experts and not arbitrators); and

1.2.2	the "normalised rate of return" shall be calculated net of tax using life achieved operating profits and operating profits from other businesses including longer investment returns;

1.2.3	the Committee may take into account significant changes in the net asset value arising over the Performance Period in determining whether the performance condition has been met.

1.3
At the end of the Performance Period the Committee shall consider the Return on Capital Employed of the Company and shall determine in accordance with this Appendix whether and to what extent any Options shall become exercisable.

1.4	Any decision of the Committee pursuant to paragraph 1.3 shall be final and binding on all Participants.

2.	TOTAL SHAREHOLDER RETURN

2.1
The extent to which the remaining 70% of an Option shall become exercisable shall be determined by reference to the position of the Company in the Comparator Group List as calculated in accordance with the following ranking table;

Position of Company in Comparator Group List	Percentage of Shares comprised in Option which become exercisable
Below median	0%
Median	20%
Between median and upper decile	Pro-rate between20% and 70% on a straight line basis
Upper decile and above	70%

2.2	For the purpose of the Total Shareholder Return Performance Condition, the following expressions have the following meanings:

“Comparator Group”	all those companies including the Company as at the first day of the Performance Period whose names are set out in paragraph 4 below
“Comparator Group List”
a list of the companies in the Comparator Group ranked in accordance with their Total Shareholder Return over the Performance Period provided that the Committee shall be entitled in its absolute discretion to make adjustments to the list (including adding, deleting or substituting any company to or from the Comparator Group if in the opinion of the Committee it is appropriate to do so) where necessary to take account of mergers, acquisitions and de-mergers and in the event that a company ceases to trade, is taken over or is suspended from dealing on the London Stock Exchange (or such other stock exchange on which it is listed) or other such similar events provided that the adjusted list in the opinion of the Committee renders the Total Shareholder Return Performance Condition neither materially easier nor materially more difficult to achieve.

2.3
The Total Shareholder Return for the Performance Period in respect of each company in the Comparator Group shall be calculated on such basis as the Committee, acting reasonably, may specify from time to time provided that:

2.3.1
the Committee shall request a firm of independent consultants (such firm acting as experts and not arbitrators) to carry out the calculations of Total Shareholder Return and in so far as is reasonably practicable the same method of calculation shall be used for each and every company in the Comparator Group List;

2.3.2	where any relevant figures are expressed in a currency other than sterling the Committee may convert the same into sterling in such manner as it in its discretion may determine; and

2.3.3
the Committee may make such adjustments as it may in its absolute discretion think fit to take account of any variations in the share capital of any company in the Comparator Group occurring during the Performance Period.

2.4
At the end of the Performance Period the Committee shall consider the Comparator Group List and shall determine in accordance with this performance condition whether and to what extent any Options shall become exercisable. Any decision of the Committee regarding:

2.4.1	the identity of the Comparator Group;

2.4.2	the ranking of the Company in the Comparator Group List; and

2.4.3	adjustments to the Comparator Group List shall be final and binding on all Participants.

3.	PERFORMANCE PERIOD

3.1	The Performance Period shall be the three consecutive years commencing on 1 July 2003.

3.2
In the event that the Committee determines that an Option is not exercisable at all at the end of the Performance Period, the Performance Period shall be extended by two additional years. The provisions of the Rules and this Appendix shall be varied accordingly.

3.3	For the purposes of paragraph 3.2, the Return on Capital Employed vesting schedule will be varied to read as follows:

Percentage Return on Capital Employed over Performance Period	Percentage of Shares comprised in Option which become exercisable
Less than 40%	0%
40%	10%
Between 40% and 50%	Pro rata between 10% and 30% on a straight line basis
Greater than 50%	30%

4.	COMPARATOR GROUP

4.1	The Comparator Group referred to in paragraph 2.2 shall be as follows:

Abbey National	Fortis

AEGON	HBOS

Allianz	HSBC

AXA	ING

Barclays	Legal & General Lloyds TSB Prudential

CNP Assurances	RBS RSA Skandia Zurich Swiss Life

Ergo

Schedule
UK Inland Revenue Approved

Date of Inland Revenue approval:	23 August 2001

Date of Inland Revenue approval to amend:	31 July 2002

Date of Inland Revenue approval to further amend:	1 September 2003

IR Ref:	X22013

The purpose of this Schedule is to make certain variations to the terms of the Plan pursuant to Rule 5.7 to enable Participants in the UK to participate in a tax-efficient manner. This Schedule is to be read as a continuation of the Plan and all the Plan provisions shall apply unless this Schedule shall expressly provide to the contrary.

1	INTERPRETATION

1.1	In this Schedule, the following expressions have the following meanings unless inconsistent with the context:

Expression	Meaning

“Associated Company”	The meaning given to that expression by Section 416 of the Taxes Act.

“Date of Approval”	The date on which the Plan is approved by the Board of Inland Revenue under Schedule 4.

“Earnings and Pensions Act”	The Income Tax (Earnings and Pensions Act 2003.

“Eligible Employee”
Any director of any Participating Company who devotes substantially the whole of his working time to his duties not less than 24 hours per week (excluding meal breaks) or any employee (other than one who is a director) of any Participating Company (provided that the director or employee is not precluded by paragraph 9 of Schedule 4 (material interest in a close company) from participating in the Plan).

“Exercise Price”
The price at which each Share subject to an Option may be acquired on the exercise of that Option, being subject to Rule 10) not less than the higher of):

(i)  the Market Value of a Share immediately preceding the Date of Grant; and

(ii)  if the Shares are to be subscribed, not less than the nominal value of a Share.

“Issue or Reorganisation”
Any capitalisation issue or rights issue or rights offer or any other variation in the share capital of the Company including (without limitation) any consolidation, sub-division or reduction of capital of the Company or any other event affecting the share capital of the Company.

“Market Value”
In respect of a Share comprised in an Option:

(i)  if the Share are for the time being admitted to the Official List of the UK Listing Authority – the average of the middle market quotations for a Share derived from the Official List of the UK Listing Authority for the three consecutive Dealing Days immediately preceding the Date of Grant of such Option; or

(ii)  if the Shares are not for the time being admitted to the Official List of the UK Listing Authority – the value of a Share over which such Option is granted as determined by the Committee in its absolute discretion as at the Date of Grant having regard to the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Inland Revenue Shares Valuation Division.

“Participating Company”	Any Group Company which is permitted by the Inland Revenue to participate in the Plan and which is designated by the Board as a Participating Company.

“Performance Condition”
In relation to the first Option granted under the Plan the objective performance conditions set out in the Appendix to these Rules and in relation to all subsequent Options the objective performance condition (or objective performance conditions) set out in the Appendix to the Rules, as determined by the Committee in its absolute discretion pursuant to Rules 4.2 and 4.3.

“Schedule 4”	Schedule 4 to the Earnings and Pensions Act.

“Shares”	Fully paid ordinary shares in the capital of the Company which satisfy the requirements of paragraphs 16 to 20 of Schedule 4.

“Taxes Act”	The Income and Corporation Taxes Act 1988.

1.2	Words and expressions not otherwise defined in this Schedule will have the meanings referred to in the Rules.

2	COMMITTEE MAY GRANT OPTIONS

Rule 2 shall be deleted and replaced with the following:

“The Committee is empowered with effect from the Date of Approval to grant Options to Eligible Employees under this Schedule.”

3	RESTRICTIONS ON THE GRANTING OF OPTIONS

Rule 3.4 shall be deleted and replaced with the following:

“3.4
Any Option granted under this Schedule to an Eligible Employee shall be limited and take effect so that immediately after the grant of such Option the aggregate Market Value of all the Shares which he may acquire on the exercise in full of all Options which have neither lapsed nor been exercised granted under this Plan and any other share option plan (other than a savings-related share option plan) approved by the Board of Inland Revenue under Schedule 4 and adopted by the Company or any Associated Company, shall not exceed £30,000 (thirty thousand pounds) or such other limit as may be specified from time to time in paragraph 6 of Schedule 4.”

4	CONDITIONS ATTACHING TO OPTIONS

4.1	Rule 4.3 shall be amended by replacing the word “or” in the last line of Rule 4.3.1 with the word “and”.

4.2	Rule 4.3 shall be amended by deleting the word “materially” from the third line of the last paragraph.

5	GRANT OF OPTIONS

5.1	Rule 5.3 shall be amended by inserting the words “executed as a deed and” between the words ”which shall be” and “in such form as the Committee may determine”.

5.2
Rule 5.7 shall be amended by inserting the words “provided that the Committee must obtain the approval of the Board of Inland Revenue to any such additional and/or modified terms and conditions” at the end of the rule.

5.3
Rule 5.8 shall be amended by inserting the words “provided that the Committee must obtain the approval of the Board of Inland Revenue to any such additional and/or modified terms and conditions” at the end of the Rule 5.8.

5.4	Rule 5.9 shall be deleted.

6	EXERCISE OF OPTIONS

6.1	Rule 6.2 shall be amended by inserting the words ”, subject to Rule 6.11,” between the words “Participant shall” and “then be entitled” in line three of Rule 6.2.

6.2	Rule 6.4 shall be amended by the deletion of “6.5,” from the second line of Rule 6.4.

6.3
Rule 6.5.2 shall be amended by inserting the words “, payment by cheque, sale of existing Shares or sale of Shares acquired from the exercise of the Option” after the words “including without limitation the deduction of tax at source”.

6.4	Rule 6.5.3 shall be deleted its entirety.

6.5	Rule 6 shall be amended by inserting a new Rule 6.11:

“6.11
No Option may be exercised by a Participant at any time when he is, or by the legal personal representative(s) of a Participant who at the date of his death was, prohibited from such exercise by virtue of the provisions of paragraph 9 of Schedule 4 (material interest in a close company)."

6.6
Rule 6.6 shall be amended by the deleting the words “who shall have no claim of any nature (whether in law or in equity or otherwise) against the Company, any member of the Group of the Trustee in respect of such determination” at the end of Rule 6.6.

7	CHANGE IN CONTROL AND LIQUIDATION

7.1	Rule 9.3.3 shall be deleted in its entirety.

7.2	Rule 9.6 shall be deleted in its entirety and replaced with the following wording:

“9.6
If any of the events described in Rules 9.1 to 9.3 inclusive happen, the Participant may, within the time periods referred to in Rules 9.1 to 9.3 inclusive and with the agreement of the acquiring company, relinquish his rights under his Option (“the Old Option) in consideration of the grant to him of a new option over shares in a different company (whether the offeror company itself or some other company falling within paragraph (b) or (c) of paragraph 16 of Schedule 4) (“the Replacement Option”) PROVIDED THAT

9.6.1	the Shares comprised in the Replacement Option are fully paid ordinary shares in the capital of such company which satisfy the requirements of paragraphs 16 to 20 of Schedule 4;

9.6.2
immediately prior to the Participant relinquishing his rights under the Old Option, the total Market Value of the Shares comprised in the Old Option is equivalent to the total Market Value of the Shares comprised in the Replacement Option (by virtue of satisfying the requirements of paragraph 27(4) of Schedule 4);

9.6.3	the Exercise Price for the Replacement Option is equivalent to the Exercise Price for the Old Option;

9.6.4	the terms of the Replacement Option are equivalent to the terms of the Old Option; and

9.6.5
any new or varied performance condition applying to the Replacement Option is, in the opinion of the Committee, neither easier nor more difficult to achieve than the original Performance Condition applying to the Old Option.”

8	ADJUSTMENT OF OPTIONS

Rule 10.1 shall be amended by the insertion of the words “, subject to the prior approval of the Board of Inland Revenue,” between the words “may” and “be adjusted” in lines two and three.

9	AMENDMENTS TO THESE RULES

Rule 13 shall be amended by the addition of a new Rule 13.5:

“13.5
For so long as this Plan as amended by this Schedule is approved by the Board of Inland Revenue under Schedule 4 no amendment which constitutes an alteration to a key feature of the Plan shall have effect unless and until approved by the Inland Revenue.”